Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Offering Statement on Form 1-A POS of our report dated May 2, 2022, which includes an explanatory paragraph relating to Company’s ability to continue as a going concern, relating to the financial statements of Aptera Motors Corp. which comprise the balance sheets as of December 31, 2021 and December 31, 2020 and the related statements of operations, stockholders’ deficit, and cash flows, and the related notes to the financial statements.

/s/ dbbmckennon

San Diego, California

August 5, 2022